Exhibit 99.2

March 1, 2021

Kennedy Wilson Prices Upsized $200 Million Senior Notes Offering

BEVERLY HILLS, Calif.—(BUSINESS WIRE)—Kennedy Wilson, Inc. (“Kennedy Wilson”), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced the pricing of its offering of $100 million aggregate principal amount of 4.75% senior notes due 2029 (the “2029 notes”) and $100 million aggregate principal amount of 5.00% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “notes”). The offering size was increased from the previously announced offering size of $150 million aggregate principal amount of notes. The notes will be issued as additional notes under the indentures pursuant to which Kennedy Wilson previously issued $500 million aggregate principal amount of 4.75% senior notes due 2029 and $500 million aggregate principal amount of 5.00% senior notes due 2031 (together, the “initial notes”). Each series of notes will be treated as a single series of securities with its corresponding series of initial notes under the applicable indenture and will have the same CUSIP number as, and be fungible with, the applicable series of the initial notes. Closing of the offering is expected to occur on March 15, 2021. The 2029 notes will be issued at an offering price of 102.250% of their face amount and the 2031 notes will be issued at an offering price of 102.000% of their face amount.

Kennedy Wilson estimates that the net proceeds from the issuance and sale of the notes will be approximately $201.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. Kennedy Wilson intends to use the net proceeds from the offering, together with the proceeds from the offering of the initial notes and cash on hand, to redeem the entire outstanding balance of $573.1 million aggregate principal amount of its 5.875% senior notes due 2024 (the “2024 notes”) pursuant to the indenture governing the 2024 notes, pay down a portion of its revolving line of credit and pay related transaction expenses. This press release does not constitute a notice of redemption with respect to the 2024 notes.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on its website at www.sec.gov.

BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers, and BBVA Securities Inc. is acting as co-manager, in connection with the offering. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, together with the accompanying prospectus, may be obtained from BofA Securities, Inc., by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor will there be any sale of the notes, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and, the redemption of 2024 notes, and the expected amount and intended use of the net proceeds. Forward-looking statements represent Kennedy Wilson’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Kennedy Wilson’s business, including those described in periodic reports that Kennedy Wilson files from time to time with the SEC. Kennedy Wilson may not consummate the offering or, if applicable, the redemption described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above, including the redemption of 2024 notes. The forward-looking statements included in this press release speak only as of the date of this press release, and Kennedy Wilson does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Daven Bhavsar, CFA

Vice President of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Source: Kennedy Wilson